Exhibit 10.4

AMENDMENT TO EMPLOYMENT LETTER AGREEMENT

THIS AMENDMENT (the “Amendment”) to the Employment Letter Agreement between CELLADON CORPORATION, a Delaware Corporation (the “Company”) and PAUL CLEVELAND, an individual (the “Employee”) dated May 28, 2014, (the “Agreement”), is made effective as of the 29th day of May, 2015.

WHEREAS, Company and Employee desire to amend the Agreement as set forth below;

NOW THEREFORE, in consideration of the foregoing premises and the covenants and promises contained in the Agreement as amended hereby, the Parties, intending to be bound, hereby agree that the following sections of the Agreement shall be amended as follows:

1.	The first paragraph of Section 1 is hereby deleted and replaced with the following:

“You will be employed as the Company’s President & Chief Executive Officer, and you will report to the Board of Directors of the Company. You shall perform the duties of such position as are customary, as specified in the Bylaws of the Company, and as may be required by the Board of Directors of the Company (or any authorized committee thereof) (the “Board”).

2.	The first sentence of Section 2 is hereby deleted and replaced with the following:

“Your base salary will be paid at the rate of $42,487.50 per month (an annual rate of $509,850.00), less payroll and withholdings.”

3.	The first sentence of Section 3 is hereby deleted and replaced with the following:

“As President and Chief Executive Officer, you will be eligible to earn an annual performance bonus pursuant to the Company’s annual incentive bonus plan, with the target amount of such bonus equal to 55% of your annual base salary.”

4.	Section 6(a)(i) is hereby amended and restated as follows:

“(i)

You shall receive severance pay equivalent to twelve (12) months of your base salary in effect (ignoring any decrease that forms the basis for your resignation for Good Reason, if applicable) on the effective date of your Involuntary Termination, less standard deductions and withholdings, which shall be paid in a single lump sum cash payment within seven (7) business days after the effective date of the Release (as defined in Section 6(c) below). The “Severance Period” as referenced in other sections of this Agreement shall refer to the twelve (12) month period following your Involuntary Termination; and”

5.	Section 6(b)(i) is hereby amended and restated as follows:

“(i)      The Severance Period for purposes of continued salary and COBRA benefits shall be eighteen (18) months, rather than twelve (12) months; you shall receive a lump sum payment of your target bonus for the year of termination; and in addition,”

6.	Section 6(c) is hereby amended and restated as follows:

“(c) Conditions for Severance Benefits. The severance benefits set forth in Sections 6(a) and 6(b) above are expressly conditioned upon: (i) your continuing to comply with your obligations under your Confidential Information Agreement (as defined in Section 8 below); and (ii) you signing and not revoking a general release of legal claims in the form attached hereto as EXHIBIT A or a substantially similar form provided that, for the avoidance of doubt, such form will include a commitment from you to comply with your continuing obligations under your Confidential Information Agreement, but will not include a noncompetition provision and will not include a release of any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the Company’s bylaws, or applicable law (the “Release”) within the applicable deadline set forth therein and permitting the Release to become effective in accordance with its terms, which must occur no later than the Release Deadline (as defined in Section 7 below).”

All other terms and conditions of the Agreement shall remain unchanged and in full force and effect. All initially capitalized terms not defined herein shall have the same meaning given to such terms in the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their authorized representatives effective as of the date set forth above.

ACCEPTED AND AGREED TO FOR:

CELLADON CORPORATION		PAUL CLEVELAND
“Company”		“Employee”

By:	/s/ Michael Narachi	By:	/s/ Paul Cleveland
Name:	Michael Narachi	Name:	Paul Cleveland
Title:	Chairman of the Board

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